Exhibit 99.1

    HYPERTHERMIA - 'THE MOST POTENT RADIATION SENSITIZER KNOWN,' ACCORDING TO
                     SOCIETY OF THERMAL MEDICINE CONFERENCE

       SALT LAKE CITY, April 11 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex: BSM) today reported some of the highlights of the Society of Thermal Medicine (STM)'s annual conference held over four days in Bethesda, Maryland, and concluding last weekend. Among the key conclusions offered by scientists from many cancer centers that have conducted research on hyperthermia therapy is that hyperthermia is the most effective enhancer to radiation therapy known. In spite of the large number of cancer patients who are treated with radiation, many do not receive adequate destruction of the cancer, and thus die from the disease. It was reported that hyperthermia increases the effectiveness of radiation therapy more than any other treatment used in combination with radiation. For a number of cancers, this improvement is remarkable, often doubling the expected results from treatments with radiation alone.

       A partial rationale for the mechanisms by which hyperthermia makes radiation treatments more effective was given in the opening presentation at STM by Dr. Joseph L. Roti Roti (the reception of this year's prestigious Robinson Award given by STM) of the Washington University School of Medicine, St. Louis. Radiation kills cancer cells by causing double-strand breaks in cancer cell DNA. Once these double-strand breaks occur, the cells respond by attempting to repair the breaks through three processes: (1) sensing the destruction, (2) providing mediators for making the repair and (3) concluding the repair. According to research done by Roti Roti, hyperthermia (heat focused on the tumor) impedes both the ability of cancer cells to sense DNA destruction and the mediators for repair of the DNA. Other studies have shown that hyperthermia can substantially increase oxygenation levels in tumors, allowing radiation to better attack cancer cell DNA through oxygen radicals formed by the radiation. Oxygen radicals are the essential means by which double-strand breaks are created in cancer cells through radiation therapy.

       Other highlights of STM include reports on several major clinical studies being conducted on the use of hyperthermia therapy. Among these are a tri-modality study sponsored by Duke University using hyperthermia in combination with radiation and chemotherapy to treat advanced cervical cancer. The initial results have been very encouraging. CANCER, the official journal of The American Cancer Society, has published the results from the treatment of 68 advanced cervical cancer patients who experienced a 90% complete remission following tri-modality therapy (see CANCER Vol. 104/No. 4). Researchers from Duke University Medical Center also reported findings detailed in a landmark report published in last May's issue of The Journal of Clinical Oncology, the official journal of the American Society of Clinical Oncology (ASCO), showing a striking improvement in tumor elimination for patients with post-mastectomy chest-wall recurrence, when hyperthermia was added to conventional radiation therapy. Those who received hyperthermia therapy along with standard radiation received a complete response (total disappearance of the tumor) at a rate nearly three times higher (68% compared to 24%) than those patients who received radiation treatments alone. Because of these results, Duke has taken the position that hyperthermia and radiation should be the new standard of care for these women. A report was also presented on a major study underway of soft tissue sarcomas treated with hyperthermia in combination with chemotherapy, compared to use of chemotherapy alone. This study, with a recruitment target of 340 patients, is nearing conclusion and the release of results. Hyperthermia has been shown in clinical studies to substantially increase the effectiveness of chemotherapy as well as radiation.

       Other important studies are underway relating to the science of thermal medicine, and new ones are being started. Reports on research and other developments included presentations (without regard to order) made or prepared by researchers representing Washington University at St. Louis, Duke University, University of Texas, Rosewell Park Cancer Institute, Vanderbilt University, University of Kentucky, University of Arkansas, University of Toronto, Academic Medical Center at Amsterdam, Harvard Medical School, Brown Medical School in Rhode Island, University of Minnesota, University of California San Francisco
(UCSF), Michigan State University, Graz Medical School in Austria, University of Bergen in Norway, Northwestern University, Grosshadern Medical Center, Charite Medical School and Erlangen University Hospital in Germany, University of Utah, University of Oxford in the United Kingdom, Czech Technical University at Prague, University of Colorado, University of Maryland, University of Cincinnati, Siberian Institute of Hyperthermia in Russia, University of Quebec, William Beaumont Hospital, Massachusetts Institute of Technology (MIT), University of Pittsburgh, and Thomas Jefferson University at Philadelphia. STM was attended by representatives from both the FDA and the National Institutes of Health (NIH) and presentations were made on research being conducted at NIH.

       BSD Medical Corp., a Platinum Sponsor of the Society of Thermal Medicine, is the leading developer of precision-focused microwave/RF systems used in the treatment of cancer with hyperthermia therapy. For further information about BSD Medical Corp. and its therapies visit the BSD website at www.BSDMedical.com.

       Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and expectations of future events, including the broad use of hyperthermia in future medical practice, are subject to risks and uncertainties, detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corp.
    -0-                             04/11/2006
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com /
    (BSM)